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                          Independent Auditors' Consent

The Board of Directors
Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statements (nos. 333-53506, 333-81680, and 333-30267) on Form S-8 of Navigant Consulting,
Inc. of our report dated November 22, 2002, with respect to the balance sheets of Hunter & Associates Management Services, Inc. as of December 31, 2001 and 2000, and the related statements of operations and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K of Navigant Consulting, Inc. dated December 6, 2002.

/s/ KPMG LLP

Chicago, Illinois
December 6, 2002